EXHIBIT 10.5

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is made effective as of October I, 2015, by and between First Trinity Financial Corporation ("First Trinity"), a company organized under the laws of the State of Oklahoma, and Texas Republic Capital Corporation ("Texas Republic"), a company organized under the laws of the State of Texas.

WHEREAS, the parties desire to enter into an Agreement to provide for the performance by First Trinity of certain administrative services for Texas Republic.

The Parties agree as follows:

1.
DESCRIPTION OF SERVICES:  First Trinity will perform administrative services for Texas Republic as set forth in Exhibit A and as priced in accordance with the Service Agreement Pricing attached as Exhibit B.  All administrative services will be performed in a manner reasonably acceptable to and approved by both parties.

Texas Republic shall have the ultimate responsibility for the accuracy of any filings including GAAP-basis financial information.  First Trinity shall only be responsible for correctly reporting the information provided by Texas Republic and shall bear no responsibility for the quality or accuracy of information received from Texas Republic to be used to maintain the cash-basis general ledger and accrual information for GAAP reporting purposes.  The timeliness of the reports provided by First Trinity, including the ledger, will be predicated on the timely receipt of cash basis information from Texas Republic which information must include adequate documentation necessary to substantiate all cash activity in correlation with Internal Revenue Service requirements and sound business practices.

2.
PERFORMANCE:  First Trinity agrees to perform all functions contemplated by this Agreement in a timely and professional manner.  That includes trial balances by the 20th of each month following the previous month close and financial reporting supporting documentation by the 28th of the month following the quarter close.  First Trinity will employ individuals with the necessary skills to perform the administrative services in accordance with the terms of this Agreement, and/or contract with the appropriate consultants who have the necessary professional qualifications to perform in a like manner.

3.
COMPENSATION:  As full and complete consideration for the services to be provided hereunder, the parties agree to accept the Service Agreement Pricing attached as Exhibit B which provides for an annual base fee to be paid for services to Texas Republic.  The Service Agreement Pricing may be modified from time to time.  Any modification of the Service Agreement Pricing shall be agreed to by both parties and in writing.

4.
RECORDS:  All original books, records, documents, accounts, and vouchers, or true copies of the same produced by First Trinity pursuant to this Agreement, shall be located at the home or branch office of First Trinity.

All original copies of the items listed above, shall be available to Texas Republic upon request.  Upon termination of this Agreement, First Trinity shall provide any or all of this property to Texas Republic upon their request at the home or branch office of First Trinity.  First Trinity shall not dispose of these records without the prior consent of Texas Republic.  First Trinity shall comply with all applicable record retention statutes and regulations of the state of Oklahoma, the state of Texas and any other applicable jurisdiction.

To the extent either party requests copies of any information, readable copies of all such information contained in the records maintained hereunder shall be delivered to the other party's home office, or at any other place mutually agreeable to the parties, within ten (10) days after written request is made for such records by an officer of either party.  Either party will comply with all reasonable requests to produce readable copies in less than ten (10) days if either needs such copies to respond to threatened or actual litigation, complaints, examinations or regulatory inquiries from any state, federal, or local governmental agencies.

In the event of the termination of this Agreement, First Trinity's records in the possession of First Trinity and the use and control of those records shall remain the property of Texas Republic and shall be returned to their representative at their request; provided, however, First Trinity shall retain a copy of all records for the period of time required by state law.  First Trinity shall be reimbursed for the cost of reproducing and maintaining a copy of the records.  In addition, Texas Republic shall reimburse First Trinity for the cost of compliance with a request for records from any regulatory authority or pursuant to a subpoena.

5.
AUDITING RIGHTS:  Texas Republic, at their own expense, shall have the right to conduct such audit activities as deemed appropriate by both parties.  If Texas Republic requests such audits, they will be performed during regular office hours in a manner least likely to disturb the day-to-day operation of First Trinity.  First Trinity also recognizes the right of Texas Republic's independent auditors to examine the books and records of First Trinity that are applicable only to Texas Republic and will make reasonable efforts to allow them to do so.

6.	TERM: This Agreement shall be effective for a period of five (5) years.

7.	TERMINATION: This Agreement may be terminated by either party for any reason upon sixty (60) days written notice.

8.	PAYMENT: Payment shall be in accordance with Service Agreement Pricing.

9.	EMPLOYEES: First Trinity's employees who perform services for Texas Republic under this Agreement shall also be bound by the provisions of this Agreement.

10.	ASSIGNMENT: No right or obligation under this Agreement may be assigned or transferred by either party to any other person, firm, or corporation without the prior written consent of the other.

11.
CONFIDENTIALITY:  First Trinity and Texas Republic acknowledge that certain information concerning the other's business is confidential or trade secret information, and neither party shall pem1it the duplication, use, or disclosure of any such 'confidential or trade secret information' to any person (other than its own employees, agents, representatives, independent contractors or consultants who must have such information for the performance of obligations hereunder), unless such duplication, use, or disclosure is specifically authorized in writing by the other party.  Confidential or trade secret information includes, but is not limited to all records, marketing materials, forms, rates and any materials used by the parties under this Agreement that are not meant for public dissemination.  Confidential or trade secret information is not meant to include any information which, at the time of disclosure, is generally known to the public or the insurance industry.  Both parties agree to comply with federal privacy notice requirements.  The Confidentiality section of this Agreement shall survive the termination of this Agreement.

12.	CONFIDENTIALITY AFTER TERMINATION: The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

13.
COMPLAINTS:  Each party shall inform the other on a timely basis of complaints or inquiries from any other state, federal or local governmental agency.  Texas Republic shall forward to First Trinity, in a timely manner, any Complaint so that First Trinity can determine if it should respond to such Complaint.  If appropriate, First Trinity may forward a draft of its response to Texas Republic for review.  Each party may respond on its own behalf, and will advise the other of its intent to do so.

14.
LITIGATION:  First Trinity shall inform Texas Republic immediately of any litigation of which First Trinity becomes aware.  Texas Republic shall immediately inform First Trinity of any litigation that names First Trinity as a party.

15.	NOTICES: All notices and other communications under this Agreement will be in writing and will be deemed to have been duly given if delivered or mailed first class, postage prepaid:

a.	If to First Trinity, to:	First Trinity Financial Corporation
Attn: Jeffrey J. Wood
7633 East 63rd Place, Suite 230
Tulsa, Oklahoma 74133

b.	If to Texas Republic, to:	Texas Republic Capital Corporation
Attn: Tim Miller
115 Wild Basin Road, Suite 306
Austin, Texas 78746

16.	AMENDMENT: This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

17.
INDEMNIFICATION AND LIABILITY:  Each party shall indemnify and shall be liable to the other for any material claims and damages, and any associated costs and reasonable attorney fees, resulting from the negligent acts or omissions, intentional acts or omissions, or regulatory violations in disregard of usual and customary operating procedures of such parties by their employees, officers, common-law agents, independent contractors or consultants.  Texas Republic shall indemnify and hold First Trinity harmless from any and all claims unless any such claim is the direct result of First Trinity's gross negligence or willful misconduct

18.
SEVERABILITY:  If a court holds that any provision of this Agreement is for any reason invalid, the provision must be enforced to the extent to which it is valid; the parties may enforce the remaining provisions of this Agreement as written, unless enforcement is in manifest violation of the present intention of the parties reflected in this Agreement.

19.
WAIVER:  Any waiver of any term of this Agreement is ineffective unless granted in writing, signed by the party entitled to the performance of such term.  A waiver of any term of this Agreement by any party is not a waiver by such party of any other term under this Agreement nor will a waiver of any breach of a term, condition or obligation constitute a waiver of subsequent breach of the same term, condition or obligation or of any of its attendant rights.

20.
AUTHORIZATION:  Texas Republic agrees to grant binding authorization for certain officers of First Trinity, as set forth on Exhibit C, to sign any and all necessary documents relating to the performance of services set forth in this Agreement.

21.
GOVERNING LAW:  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Oklahoma and shall be due and performable in Tulsa County, Oklahoma.

Agreed to and Accepted by:

First Trinity Financial Corporation	Texas Republic Capital Corporation
By:	By:

Title:	Title:

Date:	Date:

EXHIBIT A

ADMINISTRATIVE SERVICES TO BE PROVIDED

Services to be provided under this agreement:

1.	Maintenance of a cash-basis general ledger based on cash information and general ledger coding provided by management/personnel of Texas Republic.

2.	Reconciliations of balance sheet accounts on a monthly basis.

3.	Preparation of draft monthly GAAP-basis holding company balance sheet and income statement.

4.
Preparation of draft 1099 reporting information and electronic submission of such information to the IRS upon approval, as it pertains to transactions paid through our information systems.  Management of Texas Republic will be responsible for review and approval of all 1099 reporting prior to submission to the IRS.

5.	Preparation of the 1120 stand-alone tax return to assist in Texas Republic filing of such return with the IRS.

6.	Preparation of the annual audited financial statements with footnotes to assist Texas Republic in the filing and audit.

7.	Assistance in dealing with Texas Republic's external auditors.

8.	Update and reconcile shareholder database and provide monthly reporting.

In order to provide the services noted above, the following conditionals will apply.

1.	Any transactions initiated by Texas Republic personnel will be communicated to First Trinity within 3 business days.

2.	All Cash payments will be processed through First Trinity online system and will include the necessary audit documentation to be supplied by Texas Republic personnel.

3.	Texas Republic will ensure that First Trinity is granted online, real-time access to all banking and investment-related accounts.

4.
All services provided herein are priced contingent on the holding company being a noncomplex operation.  Non-complex operations includes, but is not necessarily limited to, owning no investments other than cash, cash equivalents, bonds and or stocks administered through Clearwater Analytics or a similar provider, ultimately owning one wholly-owned life insurance subsidiary, and holding no significant liabilities other than general accounts payable.  If Texas Republic enters into transactions that may increase the complexity, First Trinity will identify any additional work and discuss the cost with Texas Republic prior to its performance.

EXHIBIT B

SERVICE AGREEMENT PRICING

First Trinity Financial Corporation

Our Fees are based on annual fee, billed and collected on a monthly basis, plus various expenses as billed, as set forth below.

Annual Base Fee:  $33,000

Other pass-through fees which are billed and collected as needed and/or as incurred, are as follows:

•	Postage

•	Copies

•	Printing costs

•	Travel and lodging

•	Non-company audits

•	Third Party Software costs

•	Additional equipment costs, if necessary

The annual base fee will increase 5% per year beginning in the 2nd year of this Agreement.

These services and fees include those services specified in Exhibit A.  They specifically exclude the preparation of footnotes, management's discussion and analysis and any additional requirements of the Securities and Exchange Commission, such as services necessary to comply with Sarbanes-Oxley, XBRL, or any other services not specifically outlined herein or which may arise in the future.  Fees for such services will be negotiated if and when they become necessary.

Any other fees for any additional services not listed in Exhibit A shall be negotiated and determined between the parties.  The following rates will apply:

Position	Rate
Executive Management	$125.00
Director	$100.00
Consultant	$75.00
Analyst	$50.00

EXHIBIT C

Officers of First Trinity Authorized to Sign on Behalf of Texas Republic.

Gregg Zahn
Chairman, President and Chief Executive Officer

Jeffrey J. Wood
Chief Financial Officer, Secretary and Treasurer